Filed pursuant to Rule 424(b)(3)
File no. 333-112311

Prospectus Supplement No. 3
(To Prospectus Dated May 20, 2004)

$120,000,000

0.75% Senior Convertible Notes due 2033 and
3,869,172 Shares of Common Stock Issuable Upon Conversion of the Notes

     This prospectus supplement relates to the resale from time to time by the holders of our 0.75% Senior Convertible Notes due 2033 and the shares of common stock issuable upon conversion of the notes.

     You should read this prospectus supplement in conjunction with the prospectus dated May 20, 2004, and this prospectus supplement is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus. The prospectus is to be delivered with this prospectus supplement. The terms of the notes and the common stock issuable upon conversion of the notes are set forth in the prospectus.

     Our common stock is listed on The Nasdaq National Market under the symbol “AFFX.” On June 25, 2004, the reported last sale price of our common stock on The Nasdaq National Market was $31.71 per share.

     Investing in the securities involves risks. See ‘‘Risk Factors’’ on page 6 of the prospectus.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is June 28, 2004.

     The prospectus is hereby amended and supplemented to include in the table under the caption “Selling Securityholders” beginning on page 49 of the prospectus the information regarding the selling securityholders listed below. This information was furnished to us by the selling securityholders as of the date of this prospectus supplement.

Name	Principal amount of notes beneficially owned that may be sold hereby	Percentage of notes outstanding	Number of shares of common stock that may be sold hereby(1)	Percentage of common stock outstanding(2)	Number of shares of common stock beneficially owned after the offering(2)	Natural person or persons with voting or investment control

BNP Paribas Equity Strategies,	$2,391,000	2.0%	77,093	*	0	Christian
SNC						Menestrier

CooperNeff Convertible Strategies	$2,573,000	2.1%	82,961	*	0	Christian
(Cayman) Master Fund, LP						Menestrier

Deephaven Domestic Convertible	$1,437,000	1.2%	46,333	*	0	Don McKinnon
Trading Ltd.

Lyxor/Convertible Arbitrage Fund	$462,000	*	14,896	*	0	Christian
Limited						Menestrier

Singlehedge US Convertible	$586,000	*	18,894	*	0	Christian
Arbitrage Fund						Menestrier

Sturgeon Limited	$488,000	*	15,734	*	0	Christian
						Menestrier

* Less than one percent.

(1) Assumes conversion of all of a holder’s notes at a conversion rate of 32.2431 shares per $1,000 principal amount of notes and cash payments in lieu of any fractional interest. This conversion rate, however, is subject to adjustment as described under “Description of Notes—Conversion rate adjustments.” As a result, the number of shares of common stock issuable upon conversion of the notes may increase or decrease in the future.

(2) Calculated based on Rule 13d-3(d)(i) of the Exchange Act using 60,541,858 shares of common stock outstanding as of June 25, 2004. In calculating this amount, we treated as outstanding the number of shares of common stock issuable upon conversion of all of a particular holder’s notes. We did not, however, assume the conversion of any other holder’s notes.